Exhibit 99.1
Calumet Specialty Products Partners, L.P. Reports Second Quarter 2009 Results
INDIANAPOLIS—(PR NEWSWIRE)—August 5, 2009— Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) (the “Partnership” or “Calumet”) reported a net loss for the quarter ended June 30, 2009 of $26.0 million compared to net income of $41.8 million for the quarter ended June 30, 2008. For the six months ended June 30, 2009, net income was $49.7 million compared to net income of $38.4 million for the six months ended June 30, 2008.
Earnings before interest expense, taxes, depreciation and amortization (“EBITDA”) and Adjusted EBITDA (as defined by the Partnership’s credit agreements) were $(1.9) million and $26.6 million, respectively, for the quarter ended June 30, 2009 as compared to $65.5 million and $48.0 million, respectively, for the second quarter of 2008. Distributable Cash Flow for the quarter ended June 30, 2009 was $14.3 million as compared to $36.9 million for second quarter of 2008. The $21.3 million decrease in Adjusted EBITDA quarter over quarter is primarily due to a reduction in gross profit in our fuels segment, further discussed below. (See the section of this release titled “Non-GAAP Financial Measures” and the attached tables for discussion of EBITDA, Adjusted EBITDA, Distributable Cash Flow and other non-generally accepted accounting principles (“non-GAAP”) financial measures, definitions of measures and reconciliations of such measures to the comparable GAAP measures.)
The decrease in net income of $67.8 million from the second quarter of 2008 was primarily due to a decrease in gross profit of $42.5 million and increased non-cash derivative losses of $31.0 million. Gross profit (loss) by segment is as follows:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2009	2008	2009	2008
	(Dollars in millions)
Gross profit (loss) by segment:
Specialty products	$20.7	$21.5	$80.5	$43.8
Fuel products	(2.3)	39.4	16.8	51.9

Total gross profit	$18.4	$60.9	$97.3	$95.7
Specialty products segment gross profit quarter over quarter was primarily impacted by reduced LIFO inventory gains of $50.2 million resulting from the liquidation of lower cost inventory layers in 2008 as well as lower sales volumes in lubricating oils, solvents and waxes due to economic conditions impacting product demand. This reduction in specialty products segment gross profit was positively impacted by significant improvements in overall specialty product selling prices in relation to crude oil prices from the 2008 quarter. The decrease in our fuel products segment gross profit quarter over quarter was due primarily to lower overall fuel products crack spreads and reduced LIFO inventory gains of $10.0 million from the liquidation of lower cost inventory layers in 2008, partially offset by increased sales volume resulting from higher throughput rates at the Shreveport refinery and increased gains on derivatives of $9.7 million.
“The significant increase in crude oil prices and continued weakness in product demand resulted in a second quarter that was very challenging for all refiners, including Calumet. This has caused us to focus even more on placing specialty products in higher value applications and markets, developing additional specialty products, and controlling operating costs,” said Bill Grube, Calumet’s CEO and President.
Quarterly Distribution
On July 20, 2009, the Partnership declared a quarterly cash distribution of $0.45 per unit for the quarter ended June 30, 2009 on all outstanding units. The distribution will be paid on August 14, 2009 to unitholders of record as of the close of business on August 4, 2009.

Operations Summary
The following table sets forth unaudited information about our combined operations. Production volume differs from sales volume due to changes in inventory.

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Sales volume (bpd):
Specialty products sales volume	26,033	30,110	25,315	31,099
Fuel products sales volume	32,769	30,264	31,309	28,791

Total (1)	58,802	60,374	56,624	59,890

Total feedstock runs (bpd) (2)(3)	60,076	60,702	61,639	58,350
Facility production (bpd):
Specialty products:
Lubricating oils	9,659	12,943	10,649	13,032
Solvents	7,417	8,813	7,840	8,847
Waxes	870	1,983	985	2,019
Fuels	821	843	744	1,165
Asphalt and other by-products	7,680	7,171	7,708	6,965

Total	26,447	31,753	27,926	32,028

Fuel products:
Gasoline	9,322	8,304	10,195	8,758
Diesel	13,164	12,826	12,958	10,597
Jet fuel	6,878	5,752	7,111	5,825
By-products	748	559	512	381

Total	30,112	27,441	30,776	25,561

Total facility production (3)	56,559	59,194	58,702	57,589

(1)	Total sales volume includes sales from the production of our facilities and certain third-party facilities pursuant to supply and/or processing agreements, and sales of inventories.

(2)	Total feedstock runs represents the barrels per day of crude oil and other feedstocks processed at our facilities and certain third-party facilities pursuant to supply and/or processing agreements. The decrease in feedstock runs for the three months ended June 30, 2009 is primarily due to decreases in feedstock run rates in the second quarter of 2009 at all facilities except the Shreveport refinery due to lower overall demand for specialty products. The Shreveport refinery feedstock run rates increased due to the completion of the refinery expansion project in May 2008.

(3)	Total facility production represents the barrels per day of specialty products and fuel products yielded from processing crude oil and other feedstocks at our facilities and certain third-party facilities pursuant to supply and/or processing agreements. The difference between total production and total feedstock runs is primarily a result of the time lag between the input of feedstock and production of finished products and volume loss.
Credit Agreement Covenant Compliance
Compliance with the financial covenants pursuant to our credit agreements is measured quarterly based upon performance over the most recent four fiscal quarters, and as of June 30, 2009, we continued to be in compliance with all financial covenants under our credit agreements.
While assurances cannot be made regarding our future compliance with these covenants and being cognizant of the general uncertain economic environment, we believe that we will continue to maintain compliance with such financial covenants.

Revolving Credit Facility Capacity
On June 30, 2009, we had availability on our revolving credit facility of $73.0 million, based on a $203.9 million borrowing base, $35.1 million in outstanding standby letters of credit, and outstanding borrowings of $95.8 million. We believe that we have sufficient cash flow from operations and borrowing capacity to meet our financial commitments, debt service obligations, contingencies and anticipated capital expenditures. However, we are subject to business and operational risks that could materially adversely affect our cash flows. A material decrease in our cash flow from operations or a significant, sustained decline in crude oil prices would likely produce a corollary material adverse effect on our borrowing capacity under our revolving credit facility and potentially our ability to comply with the covenants under our credit facilities. Substantial declines in crude oil prices, if sustained, may materially diminish our borrowing base, which is based in part on the value of our crude oil inventory, which could result in a material reduction in our borrowing capacity under our revolving credit facility. A significant increase in crude oil prices, if sustained, would likely result in increased working capital funded by borrowings under our revolving credit facility.
About the Partnership
The Partnership is a leading independent producer of high-quality, specialty hydrocarbon products in North America. The Partnership processes crude oil and other feedstocks into customized lubricating oils, white oils, solvents, petrolatums, waxes and other specialty products used in consumer, industrial and automotive products.
The Partnership also produces fuel products including gasoline, diesel and jet fuel. The Partnership is based in Indianapolis, Indiana and has five facilities located in northwest Louisiana, western Pennsylvania and southeastern Texas.
A conference call is scheduled for 1:00 p.m. ET (12:00 p.m. CT) on Wednesday, August 5, 2009, to discuss the financial and operational results for the second quarter of 2009. Anyone interested in listening to the presentation may call 866-700-6067 and enter passcode 12813905. For international callers, the dial-in number is 617-213-8834 and the passcode is 12813905.
The telephonic replay of the conference call is available in the United States by calling 888-286-8010 and entering passcode 36197648. International callers can access the replay by calling 617-801-6888 and entering passcode 36197648. The replay will be available beginning Wednesday, August 5, 2009, at approximately 4:00 p.m. until Wednesday, August 19, 2009.
The information contained in this press release is available on the Partnership’s website at http://www.calumetspecialty.com.
Cautionary Statement Regarding Forward-Looking Statements
Some of the information in this release may contain forward-looking statements. These statements can be identified by the use of forward-looking terminology including “may,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other “forward-looking” information. These forward-looking statements involve risks and uncertainties that are difficult to predict and may be beyond our control. These risks and uncertainties include the overall demand for specialty hydrocarbon products, fuels and other refined products; our ability to produce specialty products and fuels that meet our customers’ unique and precise specifications; the impact of fluctuations and rapid increases and decreases in crude oil and crack spread prices, including the impact on our liquidity; the results of the Partnership’s hedging and risk management activities; the availability of, and the Partnership’s ability to consummate, acquisition or combination opportunities; labor relations; the ability of the Partnership to comply with the financial covenants contained in its credit facilities; the Partnership’s access to capital to fund acquisitions and its ability to obtain debt or equity financing on satisfactory terms; successful integration and future performance of acquired assets or businesses; environmental liabilities or events that are not covered by an indemnity; insurance or existing reserves; maintenance of the Partnership’s credit ratings and ability to receive open credit from its suppliers; demand for various grades of crude oil and resulting changes in pricing conditions; fluctuations in refinery capacity; the effects of competition; continued creditworthiness of, and performance by, counterparties; the impact of current and future laws, rulings and governmental regulations; shortages or cost increases of power supplies, natural gas, materials or labor; hurricane or other weather interference with business operations; fluctuations in the debt and equity markets; and general economic, market or business conditions. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements included in this release as well as the Partnership’s most recent Form 10-K and Form 10-Q filed with the

Securities and Exchange Commission, which could cause the Partnership’s actual results to differ materially from those contained in any forward-looking statement.
Non-GAAP Financial Measures
We include in this release the non-GAAP financial measures of EBITDA, Adjusted EBITDA and Distributable Cash Flow, and provide reconciliations of net income (loss) to EBITDA, Adjusted EBITDA and Distributable Cash Flow and (in the case of EBITDA and Adjusted EBITDA) to net cash provided by operating activities, our most directly comparable financial performance and liquidity measures calculated and presented in accordance with GAAP.
EBITDA and Adjusted EBITDA are used as supplemental financial measures by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others to assess:
•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•	our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.
We define EBITDA as net income plus interest expense (including debt extinguishment costs), taxes and depreciation and amortization. We define Adjusted EBITDA to be Consolidated EBITDA as defined in our credit facility agreements. Consistent with that definition, Adjusted EBITDA, for any period, equals: (1) net income plus (2)(a) interest expense; (b) taxes; (c) depreciation and amortization; (d) unrealized losses from mark to market accounting for derivative activities; (e) unrealized items decreasing net income (including the non-cash impact of restructuring; decommissioning and asset impairments in the periods presented); (f) other non-recurring expenses reducing net income which do not represent a cash item for such period; and (g) all non-recurring restructuring charges associated with the Penreco acquisition minus (3)(a) tax credits; (b) unrealized items increasing net income (including the non-cash impact of restructuring, decommissioning and asset impairments in the periods presented); (c) unrealized gains from mark to market accounting for derivative activities; and (d) other non-cash recurring expenses and unrealized items that reduced net income for a prior period, but represent a cash item in the current period. We are required to report Adjusted EBITDA to our lenders under our credit facilities and it is used to determine our compliance with the consolidated leverage and interest coverage tests thereunder.
We believe that Distributable Cash Flow provides additional information for investors to evaluate the Partnership’s ability to declare and pay distributions to unitholders.
We define Distributable Cash Flow as Adjusted EBITDA less replacement capital expenditures, cash interest paid (excluding capitalized interest) and income tax expense.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
	(In thousands, except per unit data)
Sales	$444,039	$671,220	$858,303	$1,265,943
Cost of sales	425,671	610,338	760,964	1,170,227

Gross profit	18,368	60,882	97,339	95,716

Operating costs and expenses:
Selling, general and administrative	6,939	9,419	16,261	17,671
Transportation	16,087	21,169	31,242	45,029
Taxes other than income taxes	865	1,007	1,989	2,062
Other	278	341	697	564

Operating income (loss)	(5,801)	28,946	47,150	30,390

Other income (expense):
Interest expense	(8,447)	(8,536)	(17,090)	(13,702)
Debt extinguishment costs	—	(373)	—	(898)
Realized gain (loss) on derivative instruments	7,637	2,526	(833)	(351)
Unrealized gain (loss) on derivative instruments	(17,582)	13,456	22,158	17,025
Gain on sale of mineral rights	—	5,770	—	5,770
Other	(1,727)	170	(1,585)	341

Total other income (expense)	(20,119)	13,013	2,650	8,185

Net income (loss) before income taxes	(25,920)	41,959	49,800	38,575
Income tax expense	67	151	149	159

Net income (loss)	$(25,987)	$41,808	$49,651	$38,416

Calculation of common unitholders’ interest in net income (loss):
Net income (loss)	$(25,987)	$41,808	$49,651	$38,416
Less:
General partner’s interest in net income (loss)	(519)	836	991	768
Subordinated unitholders’ interest in net income (loss)	(10,307)	16,606	19,692	15,261

Net income (loss) available to common unitholders	$(15,161)	$24,366	$28,968	$22,387

Weighted average number of common units outstanding — basic and diluted	19,166	19,166	19,166	19,166

Weighted average number of subordinated units outstanding — basic and diluted	13,066	13,066	13,066	13,066

Common and subordinated unitholders’ basic and diluted net income (loss) per unit	(0.79)	1.27	1.51	1.17

Cash distributions declared per common and subordinated unit	$0.45	$0.45	$0.90	$1.08

Note A:	The Partnership has adopted Emerging Issues Task Force 07-4, “Application of the Two-Class Method under FASB Statement No. 128 to Master Limited Partnerships,” and applied it retrospectively to the period ended June 30, 2008 for the calculation of common unitholders’ interest in net income (loss) and its basic and diluted net income (loss) per unit, therefore the June 30, 2008 amounts differ from what was previously reported.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30, 2009	December 31, 2008
	(Unaudited)
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$64	$48
Accounts receivable	113,725	109,556
Inventories	146,114	118,524
Derivative assets	39,499	71,199
Prepaid expenses and other current assets	3,304	5,824

Total current assets	302,706	305,151
Property, plant and equipment, net	645,546	659,684
Goodwill	48,335	48,335
Other intangible assets, net	43,797	49,502
Other noncurrent assets, net	18,556	18,390

Total assets	$1,058,940	$1,081,062

LIABILITIES AND PARTNERS’ CAPITAL

Current liabilities:
Accounts payable	$88,831	$87,460
Accounts payable — related party	28,370	6,395
Other current liabilities	19,394	23,360
Current portion of long-term debt	4,746	4,811
Derivative liabilities	5,641	15,827

Total current liabilities	146,982	137,853
Pension and postretirement benefit obligations	10,159	9,717
Long-term debt, less current portion	452,235	460,280

Total liabilities	609,376	607,850

Commitments and contingencies
Partners’ capital:
Partners’ capital	437,682	417,646
Accumulated other comprehensive income	11,882	55,566

Total partners’ capital	449,564	473,212

Total liabilities and partners’ capital	$1,058,940	$1,081,062

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the Six Months Ended
	June 30,
	2009	2008
	(In thousands)
Operating activities
Net income	$49,651	$38,416
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	32,446	26,193
Amortization of turnaround costs	3,370	737
Provision for doubtful accounts	(724)	565
Non-cash debt extinguishment costs	—	898
Unrealized gain on derivative instruments	(22,158)	(17,025)
Gain on sale of mineral rights	—	(5,770)
Other non-cash activity	2,098	145
Changes in assets and liabilities:
Accounts receivable	(3,445)	(55,896)
Inventories	(27,590)	60,756
Prepaid expenses and other current assets	(1,480)	4,350
Derivative activity	(201)	1,021
Deposits	4,000	—
Other assets	(4,286)	(447)
Accounts payable	23,346	56,903
Accrued salaries, wages and benefits	121	(1,393)
Taxes payable	1,355	1,973
Other current liabilities	304	(205)
Pension and postretirement benefit obligations	631	484

Net cash provided by operating activities	57,438	111,705
Investing activities
Additions to property, plant and equipment	(13,345)	(152,547)
Acquisition of Penreco, net of cash acquired	—	(269,118)
Proceeds from sale of mineral rights	—	6,065
Proceeds from disposal of property and equipment	737	—

Net cash used in investing activities	(12,608)	(415,600)
Financing activities
Proceeds from (Repayments of) borrowings, net — revolving credit facility	(6,725)	18,969
Repayments of borrowings — prior term loan credit facility	—	(30,099)
Proceeds from (Repayments of) borrowings, net — existing term loan credit facility	(1,925)	359,610
Debt issuance costs	—	(9,633)
Payments on capital lease obligations	(618)	—
Change in bank overdraft	(5,746)	2,121
Common units repurchased for vested phantom unit grants	(164)	(115)
Distributions to partners	(29,636)	(36,539)

Net cash provided by (used in) financing activities	(44,814)	304,314

Net increase in cash and cash equivalents	16	419
Cash and cash equivalents at beginning of period	48	35

Cash and cash equivalents at end of period	$64	$454

Supplemental disclosure of cash flow information
Interest paid	$15,701	$14,645
Income taxes paid	$41	$13

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF NET INCOME (LOSS) TO EBITDA, ADJUSTED EBITDA, AND DISTRIBUTABLE CASH FLOW
(In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
	Unaudited		Unaudited
Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA:
Net income (loss)	$(25,987)	$41,808	$49,651	$38,416
Add:
Interest expense and debt extinguishment costs	8,447	8,909	17,090	14,600
Depreciation and amortization	15,529	14,651	30,818	24,579
Income tax expense	67	151	149	159

EBITDA	$(1,944)	$65,519	$97,708	$77,754

Add:
Unrealized (gain) loss from mark to market accounting for hedging activities	$24,608	$(18,721)	$(21,797)	$(18,244)
Prepaid non-recurring expenses and accrued non-recurring expenses, net of cash outlays	3,968	1,173	822	3,368

Adjusted EBITDA	$26,632	$47,971	$76,733	$62,878

Less:
Replacement capital expenditures (1)	(4,728)	(2,943)	(7,744)	(4,430)
Cash interest expense (2)	(7,548)	(7,999)	(15,701)	(8,223)
Income tax expense	(67)	(151)	(149)	(159)

Distributable Cash Flow	$14,289	$36,878	$53,139	$50,066

(1)	Replacement capital expenditures are defined as those capital expenditures which do not increase operating capacity or sales from existing levels.

(2)	Represents cash interest paid by the Partnership, excluding capitalized interest.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF ADJUSTED EBITDA AND EBITDA TO NET CASH PROVIDED BY OPERATING ACTIVITIES
(In thousands)

	Six Months Ended
	June 30,
	2009	2008
Reconciliation of Adjusted EBITDA and EBITDA to net cash provided by operating activities:
Adjusted EBITDA	$76,733	$62,878
Add:
Unrealized gain from mark to market accounting for hedging activities	21,797	18,244
Prepaid non-recurring expenses and accrued non-recurring expenses, net of cash outlays	(822)	(3,368)

EBITDA	$97,708	$77,754

Add:
Interest expense and debt extinguishment costs, net	(15,277)	(12,925)
Unrealized gain on derivative instruments	(22,158)	(17,025)
Income taxes	(149)	(159)
Provision for doubtful accounts	(724)	565
Debt extinguishment costs	—	898
Changes in assets and liabilities:
Accounts receivable	(3,445)	(55,896)
Inventory	(27,590)	60,756
Other current assets	2,520	4,350
Derivative activity	(201)	1,021
Accounts payable	23,346	56,903
Other current liabilities	1,780	375
Other, including changes in noncurrent assets and liabilities	1,628	(4,912)

Net cash provided by operating activities	$57,438	$111,705

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
UPDATE ON EXISTING COMMODITY DERIVATIVE INSTRUMENTS
June 30, 2009
Fuel Products Segment
The following tables provide information about our derivative instruments related to our fuel products segment as of June 30, 2009:

	Barrels
Crude Oil Swap Contracts by Expiration Dates	Purchased	BPD	($/Bbl)
Third Quarter 2009	2,070,000	22,500	$66.26
Fourth Quarter 2009	2,070,000	22,500	66.26
Calendar Year 2010	7,300,000	20,000	67.29
Calendar Year 2011	4,970,000	13,616	76.06

Totals	16,410,000
Average price			$69.69

Diesel Swap Contracts by Expiration Dates	Barrels Sold	BPD	($/Bbl)
Third Quarter 2009	1,196,000	13,000	$80.51
Fourth Quarter 2009	1,196,000	13,000	80.51
Calendar Year 2010	4,745,000	13,000	80.41
Calendar Year 2011	2,371,000	6,496	90.58

Totals	9,508,000
Average price			$82.97

Jet Fuel Swap Contracts by Expiration Dates	Barrels Sold	BPD	($/Bbl)
Calendar Year 2011	1,870,000	5,123	$86.89

Totals	1,870,000
Average price			$86.89

Gasoline Swap Contracts by Expiration Dates	Barrels Sold	BPD	($/Bbl)
Third Quarter 2009	874,000	9,500	$73.83
Fourth Quarter 2009	874,000	9,500	73.83
Calendar Year 2010	2,555,000	7,000	75.28
Calendar Year 2011	729,000	1,997	83.53

Totals	5,032,000
Average price			$75.97
     The following table provides a summary of these derivatives and implied crack spreads for the crude oil, diesel and gasoline swaps disclosed above, all of which are designated as hedges.

	Barrels		Implied Crack
Swap Contracts by Expiration Dates	Purchased	BPD	Spread ($/Bbl)
Third Quarter 2009	2,070,000	22,500	$11.43
Fourth Quarter 2009	2,070,000	22,500	11.43
Calendar Year 2010	7,300,000	20,000	11.32
Calendar Year 2011	4,970,000	13,616	12.05

Totals	16,410,000
Average price			$11.58
     At June 30, 2009, the Company had the following derivatives related to crude oil sales and gasoline purchases in its fuel products segment, none of which are designated as hedges.

Crude Oil Swap Contracts by Expiration Dates	Barrels Sold	BPD	($/Bbl)
Third Quarter 2009	460,000	5,000	$62.66
Fourth Quarter 2009	460,000	5,000	62.66
Calendar Year 2010	547,500	1,500	58.25

Totals	1,467,500
Average price			$61.01

	Barrels
Gasoline Swap Contracts by Expiration Dates	Purchased	BPD	($/Bbl)
Third Quarter 2009	460,000	5,000	$60.53
Fourth Quarter 2009	460,000	5,000	60.53
Calendar Year 2010	547,500	1,500	58.42

Totals	1,467,500
Average price			$59.74
     To summarize at June 30, 2009, the Company had the following crude oil and gasoline derivative instruments not designated as hedges in its fuel products segment. These trades were used to economically lock in a portion of the mark-to-market valuation gain for the above crack spread trades.

	Barrels		Implied Crack
Swap Contracts by Expiration Dates	Purchased	BPD	Spread ($/Bbl)
Third Quarter 2009	460,000	5,000	$(2.13)
Fourth Quarter 2009	460,000	5,000	(2.13)
Calendar 2010	547,500	1,500	0.17

Totals	1,467,500
Average price			$(1.27)
     At June 30, 2009, the Company had the following put options related to jet fuel crack spreads in its fuel products segment, none of which are designated as hedges.

			Average	Average
			Sold Put	Bought Put
Jet Fuel Put/Option Crack Spread Contracts by Expiration Dates	Barrels	BPD	($/Bbl)	($/Bbl)
January 2011	216,500	6,984	$4.00	$6.00
February 2011	197,000	7,036	4.00	6.00
March 2011	216,500	6,984	4.00	6.00

Totals	630,000
Average price			$4.00	$6.00
   Specialty Products Segment
     At June 30, 2009, the Company had the following crude oil derivative instruments related to crude oil purchases in its specialty products segment, none of which are designated as hedges.

			Average	Average	Average
			Bought Put	Swap	Sold Call
Crude Oil Put/Swap/Call Contracts by Expiration Dates	Barrels	BPD	($/Bbl)	($/Bbl)	($/Bbl)
July 2009	31,000	1,000	$55.05	$69.50	$79.55
August 2009	248,000	8,000	56.34	69.42	79.42
September 2009	60,000	2,000	57.55	70.58	80.58

Totals	339,000
Average price			$56.43	$69.63	$79.64